For Further Information:
Waste Management, Inc.
Analysts:
Greg Nikkel
713.265.1358
Media:
Heather Browne
713.265.1514

WMI #05-07

Waste Management Announces 4th Quarter and Full Year 2004 Earnings

Net Income Before Cumulative Effect of Change in Accounting Principle Increases 19% for the
4th Quarter and 29% for the Full Year

HOUSTON — February 10, 2005 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its fourth quarter and for the year ended December 31, 2004. Revenues for the quarter were $3.21 billion compared with $2.99 billion in the year ago period, an increase of 7.4%. Net income before cumulative effect of change in accounting principle reported for the quarter was $269 million, or $0.47 per diluted share, compared with $226 million, or $0.39 per diluted share, for the fourth quarter 2003, an increase of 19%.

“Our financial results for the year were driven by strong revenue growth due to higher volumes and escalating yield growth during the last half of the year,” stated David P. Steiner, Chief Executive Officer of Waste Management. “During the fourth quarter of this year, higher base business yield contributed 1.2% to internal revenue growth, which is the highest growth from yield we have seen since the fourth quarter of 2001. This indicates that our multi-faceted pricing initiatives are gaining traction. Fourth quarter revenues also benefited from continued clean-up efforts in Florida related to the third quarter hurricanes. These contributed $56 million in revenues during the quarter and produced approximately $7 million in before tax earnings.

“In addition, we generated $2.2 billion in net cash provided by operating activities and over $1.05 billion in free cash flow(a) during 2004, of which over $900 million was returned to our shareholders in the form of dividends and share repurchases. Our selling, general and administrative costs as a percent of revenues fell to 10.1% for the full year, which was near the lower end of our stated range for the year and a 30 basis point improvement from 2003.”

This year’s fourth quarter earnings included benefits from favorable tax audit settlements of $0.08 per diluted share. Last year’s quarter included $17 million of pre-tax income related to a litigation settlement, which improved fourth quarter 2003 earnings by approximately $0.02 per diluted share.

Net income reported for the 2003 quarter was $183 million, or $0.31 per diluted share, after considering a $43 million, or $0.08 per diluted share, unfavorable cumulative effect of change in accounting principle related to the application of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”).

For the full year 2004, Waste Management reported operating revenues of $12.52 billion, compared with $11.65 billion in 2003, an increase of 7.5%. Net income before cumulative effect of changes in accounting principles for the year was $931 million, or $1.60 per diluted share, compared with $719 million and $1.21 for the year 2003, an increase of $212 million, or 29%.

Full year net income after considering cumulative effect of changes in accounting principles was $939 million, or $1.61 per diluted share, for 2004 and $630 million, or $1.06 per diluted share, for 2003. The favorable cumulative effect of change in accounting principle in 2004 of $8 million is related entirely to the final implementation of FIN 46. In 2003 the unfavorable cumulative effect of changes in accounting principles of $89 million was primarily related to the implementation of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, and the implementation of FIN 46. These unfavorable changes in 2003 were partially offset by accounting policy changes related to certain maintenance activities at our waste-to-energy and independent power production facilities and to loss contracts.

Steiner continued, “While we were very pleased with our revenue growth and cash flow performance, we continued to experience a few specific cost pressures, which caused fourth quarter operating costs as a percentage of revenue to increase as compared with the prior year quarter. The primary drivers of the operating cost increase were higher fuel costs, higher recycling rebates related to increased recycling commodity prices, and continued hurricane clean-up efforts, for which we relied upon subcontractors to perform a relatively high percentage of the work.”

Key Highlights for the Fourth Quarter and Full Year

•	Net cash provided by operating activities of $600 million in the quarter and $2,218 million for the full year.

•	Free cash flow (a) of $202 million in the quarter and $1,056 million for the full year.

•	Capital expenditures of $421 million and $1,258 million for the quarter and the year, respectively.

•	Internal revenue growth on base business of 4.5% for the quarter, with 3.3% of that from volume and 1.2% from yield. The hurricane clean-up work contributed 1.9% of the growth due to higher volumes. The yield component excludes combined positive impacts of 0.9% related to higher recycling commodity prices, 1.0% related to higher fuel surcharges and fees, and slightly higher electricity rates at independent power production facilities.

•	Acquisitions net of divestitures contributed 0.7% to higher revenues in the quarter.

•	During the fourth quarter, $143 million of common stock was repurchased, for a full year total of $472 million, or about 16.5 million shares.

•	Selling, general and administrative costs were 9.9% of revenue for the quarter, the same as the 2003 quarter, which benefited from a $17 million litigation settlement.

•	Settled additional federal income tax audits for several subsidiaries during the fourth quarter, resulting in a $27 million net tax benefit and interest income of $31 million. These tax audit settlement benefits contributed to an effective tax rate of 20.3% for the fourth quarter. For the full year, the tax audit settlements resulted in a net tax benefit of $101 million and interest income of $46 million for a full year effective tax rate of 21.0%.

•	The effective tax rate in the quarter excluding the impact of the tax audit settlements was 27.2%, lower than the previously projected 30.0% rate due primarily to increased income tax credits from landfill gas sales.

Steiner added, “As we enter 2005, we are optimistic that our drive to recover our increasing costs by raising prices across all lines of business, along with a solid economy, will continue the momentum in yield improvement and revenue growth that we saw in 2004. We plan to tackle the cost challenges that are facing us through our commitment to operational excellence, higher productivity and improved efficiencies. Our goal is to reduce, as a percentage of revenue, both our operating and selling, general and administrative costs during 2005, leading to improved margins in 2005. As a result of recent changes in our annual and long term incentive plans, our management team is now keenly focused on expanding our margins, generating cash that can be returned to our shareholders and improving our returns on invested capital.”

2005 Outlook

The Company also announced the following in regard to its financial outlook for 2005:

•	Net cash provided by operating activities projected to be in the range of $2.25 to $2.35 billion.

•	Free cash flow (a) estimated in the range of $1.1 to $1.2 billion.

•	Capital expenditures expected to be in the range of $1.25 to $1.35 billion.

•	Total revenue projected to be approximately $13.0 billion. Internal revenue growth on base business expected to be 2.7%, with the majority of growth from higher yield, and based on an expectation of a favorable pricing environment.

•	Diluted earnings per share projected near the lower end of the current analyst range ($1.56 to $1.80), based upon a number of factors, including the following assumptions:

•	Interest rates rise during the course of the year and 90-day LIBOR is approximately 3.75% at year-end 2005, thus reducing the benefits associated with interest rate swaps. The higher interest rate environment is anticipated to increase gross interest expense by approximately $40 to $45 million.

•	Fuel costs, net of fuel surcharges, increase by $17 million in 2005.

•	The Company replaced its long-term stock option plan with new incentive programs at an expected higher cost of approximately $15 million in 2005. The 2005 projections exclude any impact from SFAS No. 123R, Accounting for Stock-Based Compensation, which is effective July 1, 2005.

•	Higher benefits costs of approximately $50 million driven mainly by higher employee medical insurance premiums.

•	Approximately $250 million expected to be spent on acquisitions and other business development projects.

•	Proceeds from divestitures and sales of assets projected to be in the range of $125 to $150 million, including the sale of the Ridge landfill, which closed in early January.

•	Projected share repurchases in the range of $600 to $700 million.

•	Projected payment of $0.80 per share in dividends over the course of the year, at an approximate cash cost of $460 million.

(a) The Company included its free cash flow, which is a non-GAAP financial measure, herein because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisition program, its share repurchase program, its scheduled debt reduction and the payment of dividends. The Company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies. The Company has reconciled its free cash flow as presented herein to cash flow from operations, which is the most comparable GAAP measure, in the accompanying schedules.

The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 8:00 a.m. eastern time, 7:00 a.m. central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “Fourth Quarter and Full Year 2004 Earnings Webcast.” You may also listen to the conference call by telephone by contacting the conference call operator at (877) 710-6139, 5-10 minutes prior to the scheduled start, and asking for the “Waste Management Conference Call — Call ID 3014360.” For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 12:00 p.m. eastern time February 10th through 5:00 p.m. eastern time on February 24th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 and enter reservation code 3014360.

The Company is hosting an Investor and Analyst Day in New York City later today. Management presentations will begin at 10:00 a.m. eastern time. A live webcast of the meeting and accompanying presentations will be available on the Company’s website at http://www.wm.com (Investor Relations section). A replay of the webcast will be archived on the website until 5:00 p.m. eastern time on February 24th, 2005.

Waste Management, Inc. is its industry’s leading provider of comprehensive waste management and environmental services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.

Certain statements contained in this press release include statements that are “forward-looking statements.” Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2004 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company.

However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company’s expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates. The following are some of the risks we face:

•	the effects competition may have on our profitability or cash flows, including the negative impact to our yield on base business resulting from price roll-backs and lower than average pricing to retain and attract customers;

•	our inability to maintain or expand margins as volumes increase if we are unable to control variable costs or our fixed cost base increases;

•	increases in employee-related costs and expenses, including health care and other employee benefits such as unemployment insurance and workers’ compensation, as well as the costs and expenses associated with attracting and retaining qualified personnel;

•	possible increases in expenses due to fuel price increases or fuel supply shortages;

•	the effect that fluctuating commodity prices may have on our operating revenues and expenses;

•	the general effects of a weak economy, including the resulting decreases in volumes of waste generated;

•	the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather on our operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments;

•	the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations, as well as our ability to obtain and maintain permits needed to operate our facilities;

•	the effect of limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste;

•	possible charges against earnings as a result of shut-down operations, uncompleted development or expansion projects or other events;

•	the effects that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

•	possible diversions of management’s attention and increases in operating expenses due to efforts by labor unions to organize our employees;

•	the outcome of litigation or threatened litigation;

•	the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed;

•	possible errors or problems upon implementation of new information technology systems; and

•	possible fluctuations in quarterly results of operations or adverse impacts on our results of operations as a result of the adoption of new accounting standards or interpretations.

Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and Part II of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

####

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,
	2004	2003
Operating revenues	$3,208	$2,986

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	2,117	1,935
Selling, general and administrative	318	295
Depreciation and amortization	318	313
Restructuring	—	1
Asset impairments and unusual items	7	1

	2,760	2,545

Income from operations	448	441

Other income (expense):
Interest expense	(111)	(110)
Interest income	39	3
Equity in earnings (losses) of unconsolidated entities	(28)	1
Minority interest	(10)	(1)
Other, net	—	3

	(110)	(104)

Income before income taxes and cumulative effect of change in accounting principle	338	337
Provision for income taxes	69	111

Income before cumulative effect of change in accounting principle	269	226
Cumulative effect of change in accounting principle, net of income tax benefit of $29 in 2003	—	(43)

Net income	$269	$183

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$0.47	$0.39
Cumulative effect of change in accounting principle	—	(0.08)

Net income	$0.47	$0.31

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$0.47	$0.39
Cumulative effect of change in accounting principle	—	(0.08)

Net income	$0.47	$0.31

Basic common shares outstanding	571.2	581.4

Diluted common shares outstanding	576.3	586.5

Cash dividends per common share	$0.19	$—

Note: Prior year information has been reclassified to conform to 2004 presentation.

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,
	2004	2003
EPS Calculation:
Income before cumulative effect of change in accounting principle	$269	$226
Interest on convertible subordinated notes, net of taxes	—	—

Diluted income before cumulative effect of change in accounting principle	269	226
Cumulative effect of change in accounting principle	—	(43)

Diluted net income	$269	$183

Number of common shares outstanding at end of period	570.2	576.1
Effect of using weighted average common shares outstanding	1.0	5.3

Weighted average basic common shares outstanding	571.2	581.4
Dilutive effect of common stock options, warrants, restricted stock, convertible subordinated notes and other contingently issuable shares	5.1	5.1

Weighted average diluted common shares outstanding	576.3	586.5

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$0.47	$0.39
Cumulative effect of change in accounting principle	—	(0.08)

Net income	$0.47	$0.31

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$0.47	$0.39
Cumulative effect of change in accounting principle	—	(0.08)

Net income	$0.47	$0.31

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2004	2003
Operating revenues	$12,516	$11,648

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	8,228	7,591
Selling, general and administrative	1,267	1,216
Depreciation and amortization	1,336	1,265
Restructuring	(1)	44
Asset impairments and unusual items	(13)	(8)

	10,817	10,108

Income from operations	1,699	1,540

Other income (expense):
Interest expense	(455)	(439)
Interest income	70	12
Equity in earnings (losses) of unconsolidated entities	(98)	4
Minority interest	(36)	(6)
Other, net	(2)	12

	(521)	(417)

Income before income taxes and cumulative effect of changes in accounting principles	1,178	1,123
Provision for income taxes	247	404

Income before cumulative effect of changes in accounting principles	931	719
Cumulative effect of changes in accounting principles, net of income tax expense of $5 in 2004 and benefit of $60 in 2003	8	(89)

Net income	$939	$630

Basic earnings per common share:
Income before cumulative effect of changes in accounting principles	$1.62	$1.22
Cumulative effect of changes in accounting principles	0.01	(0.15)

Net income	$1.63	$1.07

Diluted earnings per common share:
Income before cumulative effect of changes in accounting principles	$1.60	$1.21
Cumulative effect of changes in accounting principles	0.01	(0.15)

Net income	$1.61	$1.06

Basic common shares outstanding	576.3	589.0

Diluted common shares outstanding	581.1	592.5

Cash dividends per common share	$0.75	$0.01

Note: Prior year information has been reclassified to conform to 2004 presentation.

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2004	2003
EPS Calculation:
Income before cumulative effect of changes in accounting principles	$931	$719
Cumulative effect of changes in accounting principles	8	(89)

Net income	$939	$630

Number of common shares outstanding at end of period	570.2	576.1
Effect of using weighted average common shares outstanding	6.1	12.9

Weighted average basic common shares outstanding	576.3	589.0
Dilutive effect of common stock options, warrants, restricted stock and other contingently issuable shares	4.8	3.5

Weighted average diluted common shares outstanding	581.1	592.5

Basic earnings per common share:
Income before cumulative effect of changes in accounting principles	$1.62	$1.22
Cumulative effect of changes in accounting principles	0.01	(0.15)

Net income	$1.63	$1.07

Diluted earnings per common share:
Income before cumulative effect of changes in accounting principles	$1.60	$1.21
Cumulative effect of changes in accounting principles	0.01	(0.15)

Net income	$1.61	$1.06

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	December 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$443	$217
Receivables, net	1,949	1,811
Other	427	332

Total current assets	2,819	2,360
Property and equipment, net	11,476	11,411
Goodwill	5,301	5,220
Other intangible assets, net	152	156
Other assets	1,157	1,235

Total assets	$20,905	$20,382

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$2,821	$2,861
Current portion of long-term debt	384	514

Total current liabilities	3,205	3,375
Long-term debt, less current portion	8,182	7,997
Other liabilities	3,265	3,158

Total liabilities	14,652	14,530
Minority interest in subsidiaries and variable interest entities	282	250
Stockholders’ equity	5,971	5,602

Total liabilities and stockholders’ equity	$20,905	$20,382

Note: Prior year information has been reclassified to conform to 2004 presentation.

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Years Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$939	$630
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of changes in accounting principles	(8)	89
Depreciation and amortization	1,336	1,265
Other	270	390
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(319)	(448)

Net cash provided by operating activities	2,218	1,926

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(130)	(337)
Capital expenditures	(1,258)	(1,200)
Net receipts from restricted funds, business divestitures, asset sales and other	525	453

Net cash used in investing activities	(863)	(1,084)

Cash flows from financing activities:
New borrowings	415	107
Debt repayments	(801)	(563)
Common stock repurchases	(496)	(550)
Cash dividends	(432)	(6)
Exercise of common stock options and warrants	193	52
Other	(9)	(26)

Net cash used in financing activities	(1,130)	(986)

Effect of exchange rate changes on cash and cash equivalents	1	2

Increase (decrease) in cash and cash equivalents	226	(142)
Cash and cash equivalents at beginning of period	217	359

Cash and cash equivalents at end of period	$443	$217

Note: Prior year information has been reclassified to conform to 2004 presentation.

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2004	2004	2003
Operating Revenues by Lines of Business (a)
NASW:
Collection	$2,141	$2,154	$1,982
Landfill	762	805	720
Transfer	422	448	407
Wheelabrator	210	218	212
Recycling and other	281	282	239
Intercompany	(608)	(633)	(574)

Operating revenues	$3,208	$3,274	$2,986

Internal Growth of Operating Revenues from Comparable Prior Periods (a)
Internal growth	6.4%	7.3%	0.9%
Less: Yield changes due to recycling commodities, electricity (IPP), and fuel surcharge	1.9%	2.0%	0.2%

Adjusted internal growth	4.5%	5.3%	0.7%

Acquisition Summary (b)
Gross annualized revenue acquired	$15	$16	$124

Total consideration	$17	$20	$98

Cash paid for acquisitions	$16	$9	$90

Recycling Segment Supplemental Data (c)
Operating revenues	$179	$192	$148

Operating expenses (exclusive of depreciation and amortization)	$159	$163	$130

	Quarters Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Free Cash Flow Analysis (d)
Net cash provided by operating activities	$600	$640	$2,218	$1,926
Capital expenditures	(421)	(402)	(1,258)	(1,200)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	23	30	96	74

Free cash flow	$202	268	$1,056	800

Pro forma adjustments:
Shareholder litigation payments, net of income tax and other		(36)		223

Adjusted free cash flow		$232		$1,023

(a)	Prior year information has been reclassified to conform to 2004 presentation.
(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.
(c)	Information provided is after the elimination of intercompany revenues and related expenses.
(d)	The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2004	2004	2003
Balance Sheet Data
Cash and cash equivalents (a)	$443	$619	$217

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,566	$8,787	$8,511
Total equity	5,971	5,846	5,602

Total capital	$14,537	$14,633	$14,113

Debt-to-total capital	58.9%	60.0%	60.3%
Capitalized interest	$6	$7	$6

Other Operational Data
Internalization of waste, based on disposal costs	65.0%	64.8%	63.6%

Total landfill disposal volumes (tons in millions) (a)	30.6	32.7	29.4
Total waste to energy disposal volumes (tons in millions) (a)	1.9	2.0	1.9

Total disposal volumes (tons in millions)	32.5	34.7	31.3

Active landfills	286	289	289

Landfills reporting volume	264	265	265

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$99.5	$106.0	$87.3
Amortization expense related to SFAS No. 143 obligations (b)	(4.5)	18.2	11.9

Total amortization expense	95.0	124.2	99.2
Accretion and other related expense	14.2	14.3	17.8

Landfill amortization, accretion and other related expense	$109.2	$138.5	$117.0

(a)	Prior period information has been reclassified to conform to 2004 presentation.
(b)	Reflected in the quarter ended December 31, 2004 results is a $23 million reduction in landfill amortization expense. This reduction is related primarily to adjustments to our fully accrued landfill final capping obligations and is a result of fourth quarter event-driven changes as well as changes in certain estimates as a result of our annual landfill review process.

(8)